Issuer Free Writing Prospectus filed pursuant to Rule 433 supplementing the Preliminary Prospectus Supplement dated October 4, 2012 Registration No. 333-170573 October 4, 2012 Pricing Term Sheet The Manitowoc Company, Inc. Pricing Supplement Pricing Supplement dated October 4, 2012 to Preliminary Prospectus Supplement dated October 4, 2012 of The Manitowoc Company, Inc. This Pricing Supplement is qualified in its entirety by reference to the Preliminary Prospectus Supplement. The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Capitalized terms used in this Pricing Supplement but not defined have the meanings given them in the Preliminary Prospectus Supplement. Issuer The Manitowoc Company, Inc. Title of Security 5.875% Senior Notes due 2022 Aggregate Principal Amount $300,000,000. Maturity October 15, 2022 Public Offering Price 100% plus accrued interest, if any, from October 19, 2012 Coupon 5.875% Yield to Maturity 5.875% Spread to Treasury +423bps Benchmark UST 1.625% due August 15, 2022 Interest Payment Dates April 15 and October 15 of each year, beginning on April 15, 2013

Optional Redemption The Issuer may redeem the notes at its option, in whole or in part, upon not less than 30 nor more than 60 days’ written notice, at the following redemption prices (expressed as percentages of the principal amount thereof) plus accrued and unpaid interest, if any, thereon to the applicable redemption date, if redeemed during the 12-month period commencing on October 15 of the year set forth below: Year Percentage 2017 102.938% 2018 101.958% 2019 100.979% 2020 and thereafter 100.000% In addition, at any time prior to October 15, 2017 the Issuer may at its option redeem the notes, in whole or in part from time to time, upon not less than 30 nor more than 60 days’ written notice, at a price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined below) and accrued but unpaid interest, if any, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). “Applicable Premium” means, with respect to a note at any date of redemption, the greater of (1) 1.0% of the principal amount of such note; and (2) the excess of (a) the present value at such Redemption Date of (i) the redemption price of such note on October 15, 2017 (such redemption price being that described in the chart above) plus (ii) all required remaining scheduled interest payments due on such note through October 15, 2017, computed using a discount rate equal to the Treasury Rate (as defined below) plus 50 basis points; over (b) the principal amount of such note on such Redemption Date. Calculation of the Applicable Premium will be made by the Company or on behalf of the Company by such Person as the Company shall designate; provided, however, that such calculation, or determination of the Treasury Rate referenced below, shall not be a duty or obligation of the Trustee. “Treasury Rate” means, with respect to a date of redemption, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to such date of redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date of redemption to October 15, 2017; provided, however, that if the period from such date of redemption to October 15, 2017 is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such date of redemption to October 15, 2017 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

-2- Optional Redemption with Equity Proceeds At any time, or from time to time, on or prior to October 15, 2015, the Issuer may, at its option, redeem up to 35% of the principal amount of the notes outstanding at a redemption price of 105.875% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon, to the date of redemption, with the net cash proceeds from certain equity offerings Change of Control 101%, plus accrued and unpaid interest, if any Gross Proceeds $300,000,000, which is an increase of $50,000,000 relative to the preliminary prospectus supplement Underwriting Discount 1.50% Net Proceeds to Issuer before Expenses $295,500,000 Use of Proceeds Redeem the entire $150.0 million aggregate principal amount of the Issuer’s 71/8 % senior notes due 2013 and to repay a portion of the outstanding borrowings under the Issuer’s senior secured credit facilities. Trade Date October 4, 2012 Settlement Date October 19, 2012 (T+10)

Joint Book-Running Managers J.P. Morgan Securities LLC Deutsche Bank Securities Inc. Wells Fargo Securities, LLC Co-Lead Managers Credit Suisse Securities (USA) LLC Morgan Stanley & Co. LLC Co-Managers BMO Capital Markets Corp. Rabo Securities USA, Inc. RBS Securities Inc. Allocation Name Principal Amount of Notes to be Purchased J.P. Morgan Securities LLC $105,750,000 Deutsche Bank Securities Inc. 75,000,000 Wells Fargo Securities, LLC 75,000,000 Credit Suisse Securities (USA) LLC 16,500,000 Morgan Stanley & Co. LLC 16,500,000 BMO Capital Markets Corp. 3,750,000 Rabo Securities USA, Inc. 3,750,000 RBS Securities Inc. 3,750,000 Denominations $2,000 and integral multiples of $1,000 CUSIP/ISIN Numbers CUSIP: 563571AJ7 ISIN: US563571AJ70 Listing None The Manitowoc Company, Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that The Manitowoc Company, Inc. has filed with the SEC for more complete information about The Manitowoc Company, Inc. and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, The Manitowoc Company, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting J.P. Morgan Securities LLC, 270 Park Avenue, Floor 5, New York New York 10017, or by calling (212) 270-1477.